As Filed With the Securities and Exchange Commission on September 28, 2000
                                                 Registration No. 333-_________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                       ACCORD ADVANCED TECHNOLOGIES, INC.
     -----------------------------------------------------------------------
     (Name of Small Business Company as Specified In Its Charter as Amended)

  Nevada                           5098                          88 0361127
 ---------                  -----------------                 ----------------
 (State of                  (Primary Standard                 (I.R.S. Employer
Incorporation)         Industrial Classification No.)        Identification No.)


               5002 S. Ash Ave, Tempe, Arizona 85282, 480 820 1400
      ---------------------------------------------------------------------
      (Address and telephone number of Company's principal executive office and principal place of business)

                                  Travis Wilson
                      President and Chief Executive Officer
                       Accord Advanced Technologies, Inc.
                                 5002 S. Ash Ave
                              Tempe, Arizona 85282
                                  480 820 1400
            (Name, address and telephone number of agent for service)

                                   Copies to:

      Carl P. Ranno, Esq.                 Robson Ferber Frost Chan & Essner, LLP
    2816 East Windrose Dr.                       ATTN: Gregory Frost Esq.
    Phoenix, Arizona 85032                       530 Fifth Ave. 23rd Floor
         602 493 0369                               New York, NY 10036
       Fax 602 493 5119                        212 944 2200 - Fax 212 944 7630

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to made pursuant to Rule 434, check the following box [ ]
================================================================================

                        CALCULATION OF REGISTRATION FEE

==============================================================================================
 Title of Each Class                    Proposed Maximum    Proposed Maximum
   of Securities        Amount to be      Offering Price       Aggregate         Amount of
   to be Offered       registered (1)        per Unit       Offering Price    Registration Fee
----------------------------------------------------------------------------------------------
Common Stock
$.0001 par value         11,739,131          $0.23            $2,700,000          $702.00
==============================================================================================

----------
(1) In the event of a stock split, stock dividend or similar transaction involving common stock of the Company, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of determining the registration fee. Calculated pursuant to Rule 457(c) under the Securities Act, on the basis of the average between the bid and ask price per share as reported on said stock by the NASD's OTC: Bulletin Board on September 13, 2000.

     The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2000

                        ACCORD ADVANCED TECHNOLOGIES, INC

                        11,739,131 shares of Common Stock

SUMMARY

     On June 22, 2000, the Company executed a Secured Convertible Debenture Purchase Agreement in the amount of $1,000,000. On that same date, the Company issued 12% Secured Convertible Debentures due June 30, 2001 in the aggregate principal amount of $250,000, with accompanying warrants to purchase up to an aggregate 250,000 common shares. On July 17, 2000, the Company issued to the same investors, additional 12% Convertible Debentures due July 18, 2001 in the aggregate principal amount of $250,000 with accompanying warrants to purchase up an additional aggregate of 250,000 common shares. The common stock has a par value of $.0001 per share. The debentures and warrants were purchased by two accredited investors in a private placement transaction which was not a public offering. The shares of common stock issuable under the terms of the convertible debentures and the underlying warrants may be sold from time to time by the investors subsequent to the effectiveness of this registration statement. The Secured Convertible Debenture Purchase Agreement requires the Company to file a registration statement within 60 days of June 22, 2000. The Company's common stock trades on the NASD's OTC Bulletin Board under the symbol AVTI.

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS
                     SEE "RISK FACTORS" BEGINNING ON PAGE 2

     The information in this prospectus is not complete and may be changed. The investors as identified in this prospectus may not sell the securities underlying the convertible debenture and warrants until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representations to the contrary is a criminal offense.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  RISK FACTORS

MARKET DEPENDENCY

     The Company's sales volume is somewhat dependent upon the state of the semiconductor industry. The Company is vulnerable to volatility in its revenue because the nature of its operations is such that it generates its revenue from relatively few contracts. In any given year, revenue will be heavily concentrated with few customers.

WORKING CAPITAL

     The Company historically has had a working capital deficiency. The Company has attempted to secure cash deposits from customers at the time purchase orders are submitted to assist in much of the up front costs that are incurred in completing customer orders. The largest component of cost of sales is the cost of acquiring the primary tool or machine. The Company may also request the customer to purchase the used tool or machine as well as some of the parts required for the refurbishing. The Company has historically borrowed funds from certain purchase order lenders. The Company believes that it will secure renewal of a credit facility but there can be no assurances that the Company will be successful in doing so. The Company believes, but cannot guarantee, that at its current operating levels it can continue to require customer deposits and that it has several sources to obtain financing upon obtaining a customer purchase order.

     The Company may require additional capital to continue a trend of greater volume which would require higher levels of inventory, accounts receivable and higher operating expenses for marketing. The Company is presently negotiating with sources for additional equity capital to allow it to expand the current level of operations. There can be no assurances that the Company will be successful in obtaining such capital.

RECENT OPERATING LOSSES

     Although the Company was profitable this past fiscal year, the Company experienced an operating loss in the second quarter 2000. The Company may have periodic losses which could result in a negative impact on our operating ability and long term stock value.

STOCK PRICE VOLATILITY

     There is no assurance that a regular and sustained trading market for our stock can be achieved. The OTC Bulletin Board experiences severe fluctuations in terms of price and volume. In addition, our stock price and volume will be impacted by numerous factors such as;

     *    Variations in quarterly earnings
     *    Significant customer orders
     *    General conditions in the semiconductor industry
     *    Material public announcements
     *    Market activity of our competitors
     * Strategic alliances and mergers in which we or our competitors are involved

     There is always the concern that the expected earnings may fall below the level anticipated by the market makers and analysts which could severely impact the stock price. If there would be a severe and continuing decline in our stock price, it is possible that litigation could be instigated by our shareholders causing significant costs to the Company. These costs could be measured in distraction of management and loss of capital as well as the possibility of ultimate liability.

LEVEL OF TRADING ACTIVITY BECAUSE OF "PENNY STOCK" RULES

     The issuer's securities meet the definition of "penny stock" as found in Rule 3a51-1 of the Securities Exchange Act of 1934. A "penny stock" is one trading below $5.00, unless registered on certain national securities exchanges or quoted on NASDAQ. The Securities and Exchange Commission has adopted rules which established sales practice requirements for certain low price securities ("penny stock"). Unless the transaction is exempt, it shall be unlawful for a broker or dealer to sell a penny stock to, or to effect the purchase of a penny stock by, any person unless prior to the transaction: (i) The broker or dealer has approved the person's account for transactions in penny stocks pursuant to this rule and (ii) the broker or dealer has received from the person a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stock the broker or dealer must: (a) obtain from the person information concerning the person's financial situation, investment experience, and investment objectives; (b) reasonably determine that transactions in penny stocks are suitable for that person, and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks; (c) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination (i) stating in a highlighted format that it is unlawful for the broker or dealer to affect a transaction in penny stock unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and
(ii) stating in a highlighted format immediately preceding the customer signature line that (iii) the broker or dealer is required to provide the person with the written statement; and (iv) the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience, and investment objectives; and (d) receive from the person a manually signed and dated copy of the written statement. It is also required that disclosure be made as to the risks of investing in penny stocks and the commissions payable to the broker- dealer, as well as current price quotations and the remedies and rights available in cases of fraud in penny stock transactions. Statements, on a monthly basis must be sent to the investor listing recent prices for the penny stock and information on the limited market. These rules may reduce trading activity in the secondary market for "penny stocks" such as ours and it may be difficult for our stockholders to sell their securities.

LOSS OF KEY EMPLOYEES COULD ADVERSELY EFFECT OUR BUSINESS

     We have created incentives in terms of stock options, bonuses, commissions and raises to maintain our key employees. The industry is very competitive and it is crucial to the Company to attract and keep the best qualified personnel.

TECHNOLOGICAL CHANGE

     The nature of the Company's service and product is such changes are continually made to the tools and machines. The Company has been able to keep pace with those changes and hire qualified personnel that are well trained and experienced with the design and manufacturing of the equipment. The Company has historically hired much of its personnel from the original equipment manufacturers.

COMPETITION

     The Company faces competition from many sources, including the original equipment manufacturers. Many of these competitors are larger and have significantly more resources than the Company.

                           FORWARD-LOOKING STATEMENTS

     Some of the information contained in this prospectus are forward-looking statements. These statements include , but are not limited to, statements about our industry, plans, objectives, expectations and other statements that are not historical facts. Forward-looking statements are generally identified by the use of the following words; "anticipate", "believe", "estimate", "expect", "hope", "intend", "plan", "seek", "search" and other words which basically indicate the future anticipation of the Company. Forward-looking statements by their nature involve risks and uncertainties. Therefore, actual results may differ materially from those implied or expressed by said statements. Accordingly, you should not place undue reliance on these forward-looking statements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock offered by the security holders.

                                 DIVIDEND POLICY

     The Company has not paid a cash dividend and does not anticipate doing so in the foreseeable future. We intend to retain our anticipated future earnings to reinvest in our business. It is also anticipated that any future financing will contain provisions precluding or limiting the payment of dividends.

                            SELLING SECURITY HOLDERS

     The following table sets forth information as of September 13, 2000 with respect to the beneficial ownership of our common stock both before and immediately following the offering. The table includes those who beneficially own more than 5% of our outstanding common stock, the selling security holders in this offering, each of the Directors and executive officers in the summary compensation table and all directors and officers as a group.

     The percentages determined in these calculations are based upon 49,655,305 of our common shares that may be issued and outstanding as of the effective date of this registration statement The Securities and Exchange Commission's rules were followed in determining beneficial ownership. Therefore, we have included shares over which a person has voting or investment power. We have included shares issuable upon exercise of outstanding options and warrants or conversion of outstanding debentures with interest due. We have followed the Securities and Exchange Commission Rule 13d-3(d)(i) in calculating percentage of ownership.

     The number of shares being offered by the selling security holders are 200% of the shares of common stock issuable to the selling security holders upon conversion of the debentures including interest and the shares of common stock issuable to selling security holders upon exercise of the issued warrants.

     The number of common shares issuable upon conversion of the debentures and to pay the interest is dependent, to a degree, on the market price of the shares at conversion. Therefore , it is not possible to determine the exact number of shares that need to be registered at this time. We have decided to register 11,739,131 shares of stock which will be issuable upon conversion of the debentures, payment of interest and exercise of the warrants issued to the selling security holders. The limitations as to conversion has not been considered as to the following table.

                                                                                     Shares of Common
                              Amount of Beneficial                                  Stock Beneficially
                                 Ownership Prior           Shares of Common          Owned After this
                                to this offering          Stock Being Offered          Offering (2)
 Name and Address             ---------------------           Pursuant to         --------------------
of Beneficial Owner           Number        Percent         this Prospectus       Number       Percent
-------------------           ------        -------         ---------------       ------       -------
Travis Wilson               20,325,000       39.5%                    0         20,325,000      39.5%
5002 S Ash Ave
Tempe, AZ 85282

The Wilson Trust (1)         6,000,000       11.7%                    0          6,000,000      11.7%
5002 S Ash Ave
Tempe, AZ 85282

AJW Partners, LLC (3)        2,347,832        4.5%            2,347,832          2,347,832
155 First Street Suite B
Mineola, NY 11501

New Millenium (4)            2,433,110 (5)    4.9%            9,391,305          9,391,305
Capital Partners, II LLC
155 First Street Suite B
Mineola, NY 11501

All Executive Officers      27,225,000       53.0%                    0         27,225,000      53%
Directors as a Group
(2 persons)

----------
(1) Mr. Wilson and his family are the beneficiaries of the Wilson Trust. Mr. Wilson therefore, is the beneficial owner of 53.% of the common stock of the issuer and is the only control shareholder.

(2) Assumes all shares being offered pursuant to this prospectus are being sold.

(3) Consists of 2,347,832 shares of common stock issuable upon conversion of debentures and payment of interest and 200,000 shares of common stock issuable upon warrant conversion.

(4) Consists of 9,391,305 shares of common stock issuable upon conversion of debentures and payment of interest and 800,000 shares of common stock issuable upon warrant conversion.

(5) The total number of shares is 9,391,305 however, the selling shareholder will hold only 4.9% of the issued shares at any given time even though the total amount that the selling shareholder is entitled to receive will be 18.3%.

     All necessary amendments and supplements to this registration statement will be prepared and filed by the Company pursuant to the rules and regulations of the Securities Act of 1933, as amended (the Securities Act) to keep this registration statement effective. The registration statement will be kept effective until the first of the following occurs: the date that all shares of the common stock offered herein may be resold in a public transaction without volume limitations or other material restrictions without registration under the Securities Act, including without limitation,, pursuant to Rule 144 under the Securities Act; or the date when all shares of common stock offered herein have been resold. The Company has agreed to pay the expenses other than broker fees and commissions, if any, in connection with this prospectus.

                              PLAN OF DISTRIBUTION

     The securities are not being offered through an underwriter. The shares may be offered for sale, from time to time, by the security holders their assigns, successors or pledgees. The sales may be offered pursuant to this prospectus on any stock exchange, trading facility or market wherein said securities are traded. They may also be sold in a private transaction. All sales may be for a fixed or negotiated price. The security holder may sell our securities in any of the numerous transactions permitted by applicable law. Some of those methods of sale include: short sales, ordinary broker transactions, block trades, direct sales to a broker dealer as a principal or a partial sale through a broker-dealer at a specific price. The selling security holder may also sell our shares under the Securities Act Rule 144 and not under this prospectus.

     The selling security holders may pledge their shares to their brokers pursuant to margin provisions and if the selling security holder defaults on a margin loan, the broker may from offer and sell the pledged securities. The selling security holders may also participate in short sales against the box, puts and calls as well as other transactions in the securities of the Company including derivatives of the Company's securities and may sell and deliver shares in connection with these activities.

     The selling security holders may utilize the services of a broker-dealer to participate in the sale of the subject securities which may include sales of the securities to other broker-dealers. The broker-dealer may receive commissions or discounts from the seller on the sale or sometimes from the purchaser if they act as an agent for the purchaser. It is anticipated that the commissions or discounts shall be customary for these types of transactions.

     Under the Securities Act, the selling security holders and the broker-dealers involved in the sale of our securities may be "underwriters" therefore, any of the commissions received by these broker-dealers or agents and any profits on the resale of the shares purchased by them may be considered underwriting commissions or discounts.

     The Company is required to pay all fees and costs associated with this registration statement including the legal fees and disbursement of counsel of the selling security holders.

                                LEGAL PROCEEDINGS

     A former employee has brought a lawsuit against the Company claiming unpaid commissions. The Company has denied any amounts due and filed a counterclaim for damages in that the employee acted beyond his authority. The Company has entered into a settlement agreement with GEM Management et al which calls for the Company to make cash payments of an agreed upon amount within one year. (See Management Discussion and Analysis)

                  DIRECTORS, OFFICERS AND SIGNIFICANT EMPLOYEES

     The following is a list of the Directors, Officers and Significant Employees of the issuer.

Name                           Age             Positions and Offices Held
----                           ---             --------------------------
Travis Wilson                   42             President and Director
Carl P. Ranno                   60             Secretary and Director
Rochelle Witharana, CPA         35             Controller
Glenn Graves                    36             Service Manager
Dawood Abugharbieh              32             Director of Sales

     All Directors have been in office since November of 1997 and will remain in office until the next annual meeting of the Shareholders or unless they resign. There are no agreements that a Director will resign at the request of another person and the above named Directors are not acting on behalf of another person.

     The following is a brief summary of each of the Directors, Officers and Significant Employees including their business experience for the past five years.

     TRAVIS WILSON founded the subsidiary Company Accord SEG in 1993. Accordingly, his business experience for the past five years has been with the issuer's subsidiary, which is the operating Company. Prior to starting Accord SEG Mr. Wilson was a Project Engineer with Prototech Research, Inc. where he partnered in the design and implementation of various experimental process platforms including a revolutionary CVD platform used for depositing a thin film of copper on silicon substrates and the development of hardware used in CVD Titanium Nitride process applications.

     Mr. Wilson served as tactical marketing product manager of Applied Materials, Inc., where he managed the introduction and post-sale support of the highly successful Precision 5000(TM), a revolutionary modularized production semiconductor processing tool. He attended the University of California at Hayward. His education is in electrical engineering, business administration and marketing.

     CARL P. RANNO received a degree in Economics from Xavier University in Cincinnati, OH and his Juris Doctor from the University of Detroit School of Law. Mr. Ranno spent many years in the practice of law, which included the fields of litigation as well as mergers and acquisitions. He maintains his license to practice law in the State of Michigan and is admitted to practice in the federal courts located in Michigan, the Sixth Circuit Court of Appeals, the US Tax Court and the US Supreme Court. Mr. Ranno advises companies as to legal issues and as well as strategic planning and mergers and acquisitions.

     From 1992 through 1996 he was the president of Pollution Controls International Corp. which marketed and manufactured a patented after market automotive environmental product. The operating subsidiary was voluntarily placed in Bankruptcy in 1996. Ultimately, the parent merged with another Company and Mr. Ranno has no further contact with it.

     ROCHELLE WITHARANA CPA has successfully performed a broad range of financial and management functions. After leaving Deloitte & Touche in 1990, where she served in the audit and small business development departments, Ms. Witharana. Joined Gespac Inc. an international organization as its controller. She assumed the hands-on responsibility for accounting, human resources and other operational functions. Ms Witharana has secured credit lines, introduced new credit policies, integrated new computer systems and other benefit programs. She is continuing those responsibilities in her present capacity at the issuer.

     Ms Witharana is a CPA and holds a Bachelor of Science degree (Cum Laude) from California State at Northridge.

     GLENN GRAVES is the Manager of the service division. Mr. Graves, an electrical engineer, comes to us from Applied Materials where he spent the past eleven years in increasingly responsible positions. His most recent assignment was Field Service Supervisor assigned to Intel Corporation. He is responsible for the growth of our highly profitable global service division which is involved with service, manufacturing processes and market development.

     DAWOOD ABUGHARBIEH is the Director of Sales and is responsible for all sales and marketing for the Company. He has been involved in the industry for the past ten years. His career includes positions with Olin Microelectronic Materials and ChemTrace Analytical Testing and Instrumentation. His positions included North American and Far East Sales and Marketing Manager for Olin and Corporate Director of Business Development and Business Operations Manager of the Northwest Operation for ChemTrace.

     Mr. Abugharbieh holds a Bachelors degree in Engineering, Electrical Engineering from Arizona State University and a Masters of Business Administration, International Business from Western International University.

                      DESCRIPTION OF CONVERTIBLE DEBENTURES

     On June 22, 2000, the Company executed a Secured Convertible Debenture Purchase Agreement in the amount of $1,000,000. The securities being offered by the selling security holders consists of shares of common stock issuable upon conversion of one year convertible debentures and upon the exercise of three year warrants we issued in a private offering in June and July of 2000 to the same accredited investors. The outstanding convertible debentures have an original value of $500,000 and carry an interest rate of 12%. We have issued warrants to purchase an aggregate of 500,000 shares of our common stock at a price of $.253 per underlying share.

     Within thirty days following the Effective Date of this registration statement, the Company will deliver debentures to the selling shareholders equal to the purchase price of Five Hundred Thousand Dollars ($500,000) received by the Company.

     The debentures are convertible into common stock at the lesser of $.23 per share or 60% of the average of the lowest three inter-day prices during the twenty trading days immediately preceding the conversion date. The inter-day price need not occur on consecutive trading days.

     A holder may not convert debentures or receive shares of common stock as payment of interest to the extent that such conversion and interest payment would result in said holder or affiliate owning more than 4.99% of the then issued and outstanding shares of our common stock. An individual holder may waive this provision upon not less than 61 days prior notice to the Company. Additionally, a holder may not convert debentures or receive shares of our common stock as payment of interest to the extent such conversion or receipt of the interest payment would result in the holder, together with any of its affiliates, beneficially owning more than 9.99% of our issued and outstanding shares of common stock. An individual holder may waive this provision upon not less than 61 days prior notice to the Company. The conversion limitations do not preclude a holder from converting and selling all or a portion of the outstanding principal amount of the debentures that would result in the beneficial ownership by such holder of less than the 4.99% or the 9.99%, as applicable, of the shares of the common shares than issued and outstanding, and then converting and selling an additional similar portion of its holdings. Over a period of time, a holder could receive and sell common stock in excess of 4.99% or 9.99%, as the case may be, of the issued and outstanding shares and never own more than 4.99% or 9.99% at any one time.

     As security for the debentures, the Company has executed a security agrement and a financing statement pursuant to the applicable Uniform Commercial Code granting the security holders a second secured position in the assets of the Company to the aggregate amount of the debentures with interest.

     The number of shares being offered by the selling security holders is equal to 200% of the common stock issuable to the selling security holders upon conversion of the debentures and payment of interest as well as, the shares of common stock issuable to the selling security holders upon exercise of the warrants issued to the selling security holders. The number of our shares that will be ultimately issued upon conversion of the debentures and payment of interest, cannot at this time be determined in that said number is partially determined by the market price of our common stock at the time of conversion. We have decided to register 11,739,131 shares of our common stock to satisfy the required number of shares upon conversion of the debentures and exercise of the warrants issued to the selling security holders.

     If a selling security holder, prior to conversion, transfers its interest in the debentures and warrants to a third party, the third party may not sell the shares of common stock issuable upon conversion or exercise of the debentures or warrants under the terms of this prospectus unless the prospectus is amended or supplemented by us.

     During the period of time the holder has our debentures and warrants without conversion or exercise, the holder could profit from the possible rise in the market price of our common shares without assuming the risk of ownership. The Company can assume that the holders will convert and exercise when the conversion and exercise price is less than the market price of our common stock. The terms upon which we can raise capital while the debentures and warrants are outstanding could be adversely affected.

                                     EXPERTS

     The consolidated financial statements of the Company for the December 31 year-end periods of 1998, 1999 and from December 31,1999 to June 30, 2000 have been included in this prospectus The year-end statements have been audited and the six month statement ending June 30, 2000 have been reviewed by our independent auditors King Webber and Associates.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The subsidiary Company billed and received $344,302 in the fiscal year ended December 31, 1997, for services provided to an entity with ownership that includes the issuer's president and single largest shareholder. The subsidiary Company also paid $4,000 to this entity for services provided to the subsidiary by the related entity's personnel. These transactions occurred within the subsidiary prior to the merger.

     The Company paid fees totally $18,000 in the form of common stock (restricted pursuant to R144) for the benefit Carl P. Ranno and Gerald L. Flanagan, both Directors at the time, for services rendered in connection with the Accord SEG acquisition in the year ended December 31,1997. The Company also agreed to pay these Directors fees for assistance in raising debt or equity capital. The fees are 3% for debt and 10% for equity raised and are payable only upon success. As of December 31, 1997 the total amount due these Directors was $24,700 and they had been paid $5,000 during that fiscal year. As of December 31, 1998 the total amount due was $52,704 and they had been paid $20,296. The Company has also agreed to remit to Mr. Ranno fees for legal services rendered during the last half of 1999 and consulting fees on a current basis.

     On March 1, 1998 the Company entered into an agreement with two members of its board of directors to provide assistance in raising debt or equity capital. The fees were 10% of the amounts raised and were payable only upon success. The agreement expired September 1, 1999. In addition, one of these individuals was paid legal fees. Fees paid or accrued to these individuals were $10,000 and $73,000 for the years ended December 31, 1999 and 1998 respectively. Balances due to these individuals were $7,102 and $52,704 at December 31, 1999 and 1998 respectively.

     There are no parents of the Company.

     Transactions with promoters consist of work performed on behalf of the Company by Jordan Richards Associates. The issuer remitted $18,000 to them for worked performed in terms of a Company profile, press releases and mailings. The consideration was cash only.

     For the year ended December 31, 1999, there were no material underwriting discounts and commissions upon the sale of securities by the Company where any of the specified persons was or is to be a principal underwriter or is a controlling person or member of a firm that was or is to be a principal underwriter.

     There were no transactions involving the purchase or sale of assets other than in the ordinary course of business.

                             DESCRIPTION OF BUSINESS

     The Company originally known as Investment Book Publishers, Inc., was incorporated in Nevada on May 22, 1996. On August 1997, Investment Book Publishers, Inc. exchanged shares with Accord Semiconductor Equipment Group, Inc. whereby Accord Semiconductor Equipment Group, Inc. became a wholly owned subsidiary. Effective November 18, 1997, Investment Book Publishers changed its name to Accord Advanced Technologies, Inc. The Company trades over the counter on the Electronic Bulletin Board under the symbol "AVTI."

     There have been no bankruptcy, receivership or similar proceeding in the Company's history.

     Accord Advanced Technologies, Inc. (AVTI) is in the business of providing refurbishing services and engineering consulting to semiconductor manufacturers.

     Accord Semiconductor Equipment Group, Inc., the wholly owned subsidiary of Accord Advanced Technologies, Inc. was formed in 1993 under the name Integrated Semiconductor Service. It is the only operating Company of Accord Advanced Technologies service re-manufacturing and support of advanced semiconductor manufacturing systems and components.

     Accord Semiconductor Equipment Group, Inc (SEG) specializes in re-manufacturing and modifying multi-chamber systems for chemical vapor deposition (CVD), physical vapor deposition (PVD) and Etch processes. These precision systems are responsible for transforming individual silicon wafers into integrated-circuit (IC) products such as computer chips. Refurbishing provides Accord SEG's customers an equally high quality alternative to new OEM equipment and enables the customer to immediately produce its IC products at a reduced cost due to lower manufacturing equipment costs. The Company also provides system decommissioning, commissioning, after-sales service and supplies parts and process technology as needed by the customer Accord SEG is unique among equipment re-manufacturers because of its ability to custom-engineer modifications to customers' systems. The Company primarily re-manufactures the equipment of Applied Materials, the largest original equipment manufacturer
(OEM) of semiconductor manufacturing equipment in the world.

     The market serviced by the Company consists of all facilities in North America (approximately 378) manufacturing integrated circuits. The Company has an internal marketing and sales force as well as a highly skilled technical staff. It also has very experienced outside sales representatives. The Company utilizes trade shows, trade journal advertising and its web site along with its technical, marketing and sales force to distribute and market its services. The market size as identified by the Company is approximately $250,000,000.00.

     The Company believes it is either the only public Company, or one of very few, that concentrates solely on re manufacturing semiconductor equipment. Applied Materials, the OEM, has the ability to refurbish but at this time does not sell custom upgrades which is the growth area of the Company. GE Capital has recently built a refurbishing facility. In the past GE has out sourced its refurbishing work and it is not clear what type of equipment it will refurbish in their new facility. Comdisco is a leasing Company as is GE Capital. It leases the equipment and sometimes has it refurbished when it comes off lease, usually through the utilization of outside sources. B.E.S.T. is a privately held Company that refurbishes equipment, which is a generation older than those the Company handles. It is not a serious competitor in the future of the Company.

     The Company is much smaller than GE and Comdisco, which places the Company in a distant third position on this type of equipment. The Company has the ability to remanufacture and deliver equipment in one-third the time it takes an OEM to manufacture and deliver a new machine. The Company also has the same warranty and service as the OEM and its price is some 20% lower.

     The Company does not purchase raw material. It purchases parts and used machinery from numerous sources.

     Accord SEG has completed work for such well-known companies as American Microsystems, Honeywell, Rockwell International, Integrated Solutions, Motorola, Intel, MRC (Sony), California Micro Devices, Eastman Kodak, National Semiconductor, Siemens Semiconductor Group, Maxim, Microchip, Lockheed, IDT and Texas Instruments. In that there are numerous other prospective customers, the Company feels that it has been dependent on a few customers and is changing that dependency.

PATENTS

     The Company's operating subsidiary has received two patents and are awaiting a third.

     The first patent was issued on April 28, 1998 (US Patent #5,744,400) for an ion beam process that has advantages over the existing Chemical Mechanical Planarization.

     Traditional Chemical/Mechanical Planarization employs a combination of mechanical pressure, abrasive slurry and chemical etchant to grind flat the thin film layers of an IC. There is potential for damage to the IC if the layers are ground too thin or if any residue from the CMP process remains. Accord's planarization process yields greater consistency at a lower cost than does CMP. The Company expects to complete a prototype incorporating its new technology during late 2000 or early 2100. The process is dry, slurry-free, environmentally safe, adaptable to standard cluster deposition/etch tools and is cost effective with rapid planarization rates.

CVD WAFER HANDLING SYSTEM

     Every semiconductor processing system uses spare parts that are affected by the gases and other materials within a process chamber. These "consumable parts" must be replaced regularly; creating a potentially lucrative market to those companies that can design and manufacture replacement parts. All Chemical Vapor Deposition chambers in a multi-chamber processing tool use a handling system to support and heat the wafer inside the chamber. Through a combination of thermal stress and exposure to corrosive gases over time, these wafer handlers fail during production and need to be replaced. The Company's subsidiary has developed and on September 1, 1998 received a patent on a wafer-handling system, or susceptor (US Patent # 5,800,623). It incorporates distinctive metallurgy to offer greater reliability and longer durability at a significantly reduced cost.

ENVIROCLEAN' CHAMBER KIT

     The Company through its subsidiary has a patent-pending (docket # 08/730849) product known as EnviroClean(TM) chamber upgrade kit. This product offers a solution to concerns about greenhouse gas production in the semiconductor industry. Greenhouse gases are believed to have a detrimental effect on the earth's atmosphere through global warming. Semiconductor manufacturing is currently responsible for producing a significant volume of these gases each year. Consequently, pending legislation to curtail the production of greenhouse gases will likely require semiconductor manufacturers in the near future to install relatively expensive abatement systems that meet strict emission specifications.

     The Company's EnviroClean kit enables semiconductor manufacturers to retool existing multi-chamber equipment less expensively. Its technology replaces harmful greenhouse gases with relatively benign process-gas. The Company may need local government approval for the use of certain gases used in the testing of the equipment re-manufactured on its premises. To date, the Company has all the approvals necessary.

     The Company is unaware of any effect existing governmental regulations has on its business. The Company is also unaware of any probable regulation.

     The Company has not expended any funds for Research and Development during the past two years.

     The Company complies with all environmental laws. The costs to meet these requirements were expended when the private Company moved into its present rented facility in 1994. There has been no need for further expenditures since that time.

     The Company has eighteen (18) full time employees; three (3) contracted employees and two (2) independent sales representative groups.

     The Company has an Internet site (http://www.accord-seg.com) and address (aseg@accord-seg.com).

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

     Sales decreased from $1,908,044 for the six months ended June 30, 1999 to $1,812,638 for the six months ended June 30, 2000, a decrease of $95,406 or 5%. The sales decrease is mostly attributable to a decrease in the number of orders that were received in the second quarter.

     The gross profit decreased from $850,970 for the six months ended June 30, 1999 to $667,300 for the six month period ended June 30, 2000, a decrease of $183,670 or 22%. The Company's gross profit margins are subject to volatility because of the factor that each contract is unique and the cost of the basic tool or piece of equipment for remanufacturing may vary significantly depending on availability. In addition, sales were down during this reporting period.

     General and administrative expenses increased to $992,513 in the period ended June 30, 2000, from $504,562 in the period ended June 30, 1999, an increase of $487,951 or 49%. This increase is due to expenses related to the addition of a service division in February 2000 and increased salary expense due to hiring of additional technical and management personnel during the last 4 months of 1999. The increase is also due to increased costs of benefits related to the additional personnel.

     Selling and marketing expenses decreased to $177,461 in the period ended June 30, 2000, from $351,156 in the period ended June 30, 1999, a decrease of $173,695 or 49%. Selling and marketing expenses include sales commissions which is a factor of the sales volume as well as whether the sales are made through outside sales representatives or direct (inside) sales representatives. Sales commissions for outside representatives are higher than inside. For the period ended June 30, 2000 most sales were made by direct sales representatives. For the period ended June 30, 1999 a significant sale was by an outside representative. Selling and marketing expenses, as a percentage of sales, was 9.7% as of June 30, 2000 compared to 18% as of June 30, 1999.

     Interest expense increased to $340,779 in the period ended June 30, 2000, from $30,672 in the period ended June 30, 1999, an increase of $310,107. Approximately $60,000 of the increase is due primarily to refinancing of equipment which occurred in March 1999. As of April 1999 the Company began servicing a debt of $1 million on a piece of equipment. As such the period ended June 30, 1999 only included 2 months of interest expense on this debt while the period ended June 30, 2000 includes 6 months interest expense on this debt. The remaining $250,000 of the increase is due to recording of interest expense related to a Secured Convertible Debenture Agreement which the Company entered into in June 2000. See further details on this agreement under Liquidity and Capital Resources.

     Due to the lack of profitable operations and difficulties raising additional capital, the Company has experienced significant cash flow difficulties in the three months ended June 30, 2000. Subsequent to December 31, 1999, the Company has borrowed approximately $500,000. The Majority of those borrowings have been in the form of convertible debt. One half of the borrowings were used to partially settle litigation with its former debenture holder. The Company has had difficulties meeting its obligations. In addition, the Company has failed to meet certain financial covenants on its bank debt as of June 30, 2000.

     The Company was involved in a dispute with its original debenture holders. The debenture holders have filed a claim against the Company. The Company has reached a settlement with the debenture holders and will pay the debenture holders approximately $500,000 over a period of one year. One half of the borrowings discussed above have been designated for payment of that settlement.

LIQUIDITY AND CAPITAL RESOURCES

     The Company historically has had a working capital deficiency. The Company had a net working capital deficit of $1,232,772 at June 30, 2000 as compared to a deficiency of $246,000 at December 31, 1999. The increase in the deficit is due to the decrease in sales during the quarter ended June 30, 2000, as well as a decrease in inventory due to recording of impairment losses and payables due to legal settlements. The Company has suffered material operating losses and is experiencing difficulties meeting its current obligations, which included some payroll obligations. Due to lack of consistent ongoing revenue, the Company has not had adequate working capital and since March 31, 2000, cash has mostly come from borrowings and collections of accounts receivable. The Company is attempting to raise sufficient equity capital to meet its current obligations and to increase its marketing efforts to generate a higher volume of revenue. However, there can be no assurances that it will be successful in raising capital and achieve profitable operations.

     The Company has attempted to secure cash deposits from customers at the time purchase orders are submitted to assist in much of the up front costs that are incurred in completing customer orders. The largest component of cost of sales is the cost of acquiring the primary tool or machine. The Company may also request the customer to purchase the used tool or machine as well as some of the parts required for the refurbishing. The Company has historically borrowed funds from certain purchase order lenders. In the year ended December 31, 1999, the Company secured a $150,000 bank line of credit. The line of credit expired in May, 2000. The Company has refinanced this line of credit to a 3-year term loan as of May 15, 2000. At June 30, 2000, the Company's annual debt service is approximately $330,000 including capital lease obligations excluding the bank line of credit. The Company believes that at its current operating levels it can continue to require customer deposits and that it has several sources to obtain financing upon obtaining a customer purchase order.

     The Company is holding for sale two pieces of equipment that have been idle since they were acquired. The Company had intended to use this equipment to expand its product line but now has postponed those plans. The net book value of this equipment was $1,646,000 at June 30, 2000. The Company will continue its efforts to sell this equipment and believes that it will eventually recognize proceeds equal to or greater than the carrying value. The Company recorded an impairment loss of $95,000 on one of these pieces of equipment during the period ended June 30, 2000. In addition, the Company wrote down leasehold improvements with a net book value of $57,000 related to this asset.

     The Company also recorded an impairment loss of $135,000 during the period ended June 30, 2000 on inventory it held for sale. This equipment was sold in August 2000 at book value after the write-down.

     The Company does not intend to require material capital expenditures in the short term.

     The Company has not experienced material losses on receivables from its customers. Its customers generally are large companies with significant resources. The Company requires final payment upon delivery, installation and completion of testing.

     The Company is attempting to raise additional debt or equity capital to allow it to expand the current level of operations.

     The Company has settled a lawsuit by a shareholder pursuant to a series of debentures. The effect of this was a one-time charge of $500,000.

     On June 22, 2000, the Company executed a Secured Convertible Debenture Purchase Agreement in the amount of $1,000,000. On that same date, the Company issued 12% Secured Convertible Debentures due June 30, 2001 in the aggregate principal amount of $250,000, with accompanying warrants to purchase up to an aggregate 250,000 common shares. On July 17, 2000, the Company issued to the same investors, additional 12% Convertible Debentures due July 18, 2001 in the aggregate principal amount of $250,000 with accompanying warrants to purchase up to an additional aggregate of 250,000 common shares. The purchase price of the shares supporting the debentures is $.23 or 60% of the average of the lowest three inter day price during the twenty trading days immediately preceding the conversion date. The strike price for the warrants is $.253. The debentures and warrants were purchased by two accredited investors in a private placement transaction which was not a public offering. The shares of common stock issuable under the terms of the convertible debentures and the underlying warrants may be sold from time to time by the investors subsequent to the effectiveness of a registration statement now being prepared. The Company will register 200% of the shares required for conversion and it is anticipated that the debentures will be converted.

     The Company may require additional capital to continue a trend of greater volume which would require higher levels of inventory, accounts receivable and higher operating expenses for marketing. The Company is presently negotiating with sources for additional equity capital to allow it to expand the current level of operations.

     There can be no assurances that the Company will be successful in obtaining such capital.

SEASONALITY

     The Company's operations are not affected by seasonal fluctuation. However, cash flows may at times be affected by fluctuations in the timing of cash receipts from large contracts.

OTHER

     The Company noted that there were certain timing differences in interim and quarterly information filed on Form-10SB and Form-10QSB for the periods ended June 30, 1999, and September 30, 1999. The Company is presently analyzing that financial information and will file amendments to those forms upon completion of that analysis.

CAUTIONARY FACTORS THAT MAY AFFECT FUTURE RESULTS

ADDITIONAL FINANCING. The Company will require additional financing to achieve growth in operations and to support its working capital requirements. The Company may seek additional financing through private placements of debt or equity financing.

TECHNOLOGICAL CHANGE. The nature of the Company's service and product is such that changes are continually made to the tools and machines. The Company has been able to keep pace with those changes and hire qualified personnel that are well trained and experienced with the design and manufacturing of the equipment. The Company has historically hired much of its personnel from the original equipment manufacturers.

COMPETITION. The Company faces competition from many sources, including the original equipment manufacturers. Many of these competitors are larger and have significantly more resources than the Company.

FORWARD LOOKING INFORMATION

The issuer has and will continue to market all the prospective customers in North America rather than relying on only those customers with whom it has historically done business. The Company plans to increase its sales and marketing presence through the use of its web site, more advertising and adding more sales and technical personnel. The Company will also continue the development of its patents.

FACTORS THAT MAY AFFECT FUTURE RESULTS

         The Company believes that the results of its operations in any quarterly period may be impacted by factors such as delays in completion and the shipment of products, difficulty in acquiring critical product components of acceptable quality and in the required quantity, increased competition, the effect of marketing efforts, growth rates in the Company's markets and adverse changes in economic conditions. The Company's volume may be affected by changes in conditions in the semiconductor industry.

                             DESCRIPTION OF PROPERTY

         The issuer currently leases a 14,000 square foot building at 5002 S Ash Ave Tempe, Arizona 85282. The monthly triple net rent is $11,135. The Company has just recently renewed the lease for an additional five-year period. The Company owns no real property and has no plans to acquire real property.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the issuer consists of 47,000,000 shares of Common Stock, par value $.0001 per share and 3,000,000 shares of Preferred Stock, par value $.0001 per share however, pursuant to an amendment of the Articles of Incorporation the authorized shares of common stock has been increased to 100,000,000. The material terms of the capital stock of the issuer are set forth in the following statements. However, reference is made to the more detailed statements as found in the Company's Articles of Incorporation with amendments and the Company Bylaws all of which are incorporated by reference.

COMMON STOCK

         Holders of common stock are entitled to one vote per each share standing in his/her name on the books of the Company as to those matters properly before the shareholders. There are no cumulative voting rights and a simple majority controls. The holders of common stock will share ratably in dividends, if any, as declared by the Board of Directors in its discretion from funds or stock legally available. Common stock holders are entitled to share pro-rata on all net assets, in the event of dissolution. All of the shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

         The shareholders have amended the Articles of Incorporation authorizing 3,000,000 shares of preferred stock, $.0001 par value. No shares have been issued. Any shares of preferred issued would have priority over the common stock with respect to dividend or liquidation rights.

         The issuer is not offering preferred stock with this registration statement nor is it offering debt securities.

         There are no provisions in the Articles of Incorporation or the Bylaws that would delay, defer or prevent a change of control. However, any future issuance of preferred stock could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders and could adversely affect the voting or other rights of the holders of common stock.

HISTORICAL PRICE RANGE OF OUR COMMON STOCK

         The Company's common equity is traded on the Over the Counter Market (OTC BB) under the symbol AVTI

         The high and low sales prices for each for the past two fiscal years quarters are as follows:

         Quarter         High          Low         Close
         -------         ----          ---         -----

         6/30/98         5 1/8        2 5/8        2 7/8
         9/30/98         15.00        6.35         9 3/8
         12/31/98        1 7/16       1/2          3/4
         3/31/99         1/2          1/8          1/8
         6/30/99         3/8          1/16         .11
         9/30/99         .25          .062         .125
         12/31/99        1.00         .001         .10
         3/31/00         1.34         .062         .75
         6/30/00         .78          .218         .31

     The closing price of our common stock on July 31, 2000 was .25.

     On August 4, 2000 there were approximately 1500 shareholders of record of our common stock including the shares held in CEDE & Co. for the benefit of others.

                             EXECUTIVE COMPENSATION

     The President of the Company received $160,438 in compensation during fiscal year 1999. His salary was paid through the subsidiary Company. No current employee received more than $100,000 during our fiscal year ending December 31, 1999. The Board of Directors grant, from time to time, options to key employees.

                          TRANSFER AGENT AND REGISTRAR

     The stock and transfer agent for our common stock is Computershare Trust Company, Inc.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                      ON ACCOUNTING AND FINANCIAL MATTERS

     There have been no changes of Accountants or disagreements with the registrants Accountants on accounting and financial matters.

                         MORE INFORMATION ON THE COMPANY

     The issuer has electronically filed this Registration Statement as well as its initial Form 10SB, 10 KSB and 10 QSBs with the Securities Exchange Commission for the benefit of its shareholders and to comply with the reporting requirements as promulgated by the commission. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding companies that file electronically with the SEC at http://www.sec.gov . All the filings of our Company may be reviewed at said Internet site. The Company also has an Internet site (http://www.accord-seg.com) and address (aseg@accord-seg.com).

                         INDEX TO FINANCIAL STATEMENTS

             CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
                      DECEMBER 31, 1999 AND 1998 (AUDITED)


      Independent Auditors' Report                                           F-1

      Consolidated Balance Sheets                                            F-2

      Consolidated Statements of Operations                                  F-3

      Consolidated Statements of Stockholders' (Deficit) Equity              F-5

      Consolidated Statements of Cash Flows                                  F-6

      Notes to Consolidated Financial Statements                             F-8


              CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS
                        ENDED JUNE 30, 2000 (UNAUDITED)

      Consolidated Balance Sheet                                            F-17

      Consolidated Statements of Operations                                 F-18

      Consolidated Statements of Cash Flows                                 F-19

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Accord Advanced Technologies, Inc.
Tempe, Arizona

We have audited the accompanying consolidated balance sheets of Accord Advanced Technologies, Inc. (the "Company"), as of December 31, 1999 and 1998, and the related statements of operations, stockholders' (deficit) equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Accord Advanced Technologies, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 11 to the financial statements, third parties have made material claims against the Company.


/s/ KING, WEBER & ASSOCIATES, P.C.
Tempe, Arizona
March 10, 2000

ACCORD ADVANCED TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                         1999          1998
                                                      -----------   -----------
ASSETS

CURRENT ASSETS
 Cash                                                 $    13,315   $   157,078
 Accounts receivable                                      759,046         6,347
 Inventories                                              826,383     1,056,732
 Prepaid expenses and other assets                         43,977        22,134
 Income tax refund receivable                                  --         6,032
 Deferred income taxes                                     79,410       457,045
                                                      -----------   -----------
    Total current assets                                1,722,131     1,705,368

PROPERTY, MACHINERY AND EQUIPMENT, net                  1,960,709     1,998,302
DEFERRED INCOME TAXES                                      82,659        83,200
DEFERRED FINANCING COSTS                                   28,520            --
OTHER ASSETS                                               43,683        36,184
                                                      -----------   -----------
TOTAL ASSETS                                          $ 3,837,702   $ 3,823,054
                                                      ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Bank line of credit                                  $   148,750   $        --
 Accounts payable                                         673,889       639,141
 Accrued liabilities                                      328,086       387,079
 Income taxes payable                                      53,348            --
 Accrued warranty and installation expense                136,787            --
 Customer deposits                                        421,853       777,602
 Capital lease obligations - current portion               17,090        46,430
 Note payable - current portion                           187,901       102,693
                                                      -----------   -----------
    Total current liabilites                            1,967,704     1,952,945

CAPITAL LEASE OBLIGATIONS - long-term portion              47,139     1,757,285
NOTE PAYABLE - long-term portion                          988,618       205,703
                                                      -----------   -----------
    Total liabilities                                   3,003,461     3,915,933
                                                      -----------   -----------
STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock, $.0001 par value, 3,000,000 shares
  authorized, none issued
 Common stock, $.0001 par value, 47,000,000 share
  authorized, 39,568,638 and 39,548,638 issued
  and outstanding                                           3,957         3,955
 Paid in capital                                          965,973       963,390
 Accumulated deficit                                     (135,689)   (1,060,224)
                                                      -----------   -----------
    Total stockholders' equity (deficit)                  834,241       (92,879)
                                                      -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)  $ 3,837,702   $ 3,823,054
                                                      ===========   ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

ACCORD ADVANCED TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                                         1999           1998
                                                     -----------    -----------
SALES                                                $ 5,917,470    $ 3,940,234

COST OF SALES                                          3,683,453      2,865,641
                                                     -----------    -----------

     Gross profit                                      2,234,017      1,074,593
                                                     -----------    -----------
OTHER (INCOME) AND EXPENSES
  General and administrative expense                   1,177,132      1,224,661
  Selling and marketing expense                          809,584        480,736
  Interest expense                                       117,980        442,431
  Impairment loss                                         75,000        250,000
  Settlement expense                                          --        320,000
  Other income                                          (252,611)        (7,444)
                                                     -----------    -----------

     Total other expense                               1,927,085      2,710,384
                                                     -----------    -----------
INCOME (LOSS) BEFORE INCOME TAXES
 AND EXTRAORDINARY ITEM                                  306,932     (1,635,791)

INCOME TAX (PROVISION) BENEFIT                           (99,047)       544,080
                                                     -----------    -----------

NET INCOME LOSS BEFORE EXTRAORDINARY ITEM                207,885     (1,091,711)

EXTRAORDINARY ITEM - DEBT FORGIVENESS INCOME
 (net of income taxes of $341,484 and $12,047)           716,650         45,320
                                                     -----------    -----------

NET INCOME (LOSS)                                    $   924,535    $(1,046,391)
                                                     ===========    ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

ACCORD ADVANCED TECHNOLOGIES, INC.

FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                                       1999             1998
                                                   -----------      -----------
NET INCOME (LOSS) PER COMMON SHARE
 Basic:
   Before extraordinary item                       $         *      $     (0.03)
   Extraordinary item                                     0.02                *
                                                   -----------      -----------
        Total                                      $      0.02      $     (0.03)
                                                   ===========      ===========
 Diluted:
   Before extraordinary item                       $         *      $     (0.03)
   Extraordinary item                                     0.02                *
                                                   -----------      -----------
        Total                                      $      0.02      $     (0.03)
                                                   ===========      ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
 Basic                                              39,555,912       33,584,038
                                                   ===========      ===========
 Diluted                                            39,597,346       33,584,038
                                                   ===========      ===========
----------
* Less than $0.01 per share.

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

ACCORD ADVANCED TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                  COMMON STOCK      ADDITIONAL
                                              -------------------    PAID-IN    ACCUMULATED
                                                SHARES     AMOUNT    CAPITAL      DEFICIT        TOTAL
                                              ----------   ------   ---------   -----------   -----------
BALANCE JANUARY 1, 1998                       12,445,000   $1,245   $  73,701   $   (13,833)  $    61,113
 Stock split (3 for 1)                        24,890,000    2,489      (2,489)                          0
 Stock issued for cash at $1.32                  313,638       31     414,968                     414,999
 Stock issued for cash at $0.25                1,900,000      190     477,210                     477,400
 Net loss                                                                        (1,046,391)   (1,046,391)
                                              ----------   ------   ---------   -----------   -----------

BALANCE DECEMBER 31, 1998                     39,548,638    3,955     963,390    (1,060,224)      (92,879)
 Stock issued as payment for legal fees           15,000        1         934                         935
 Stock issued for as payment for employee
  compensation                                     5,000        1       1,649                       1,650
 Net income                                                                         924,535       924,535
                                              ----------   ------   ---------   -----------   -----------

BALANCE DECEMBER 31, 1999                     39,568,638   $3,957   $ 965,973   $  (135,689)  $   834,241
                                              ==========   ======   =========   ===========   ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

ACCORD ADVANCED TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                      1999              1998
                                                  -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                                $   924,535       $(1,046,391)
 Adjustments to reconcile net  income (loss) to
  net cash provided by operating activities:
  Depreciation                                         55,993            58,211
  Loss on disposal of equipment                            --             4,122
  Deferred income taxes                               374,927          (526,001)
  Issuance of stock for compensation and
    services rendered                                   2,585                --
  Impairment expense on equipment                      75,000           250,000
  Litigation settlement expense                            --           320,000
  Forgiveness of long-term debt                    (1,058,134)          (57,367)
 Changes in assets and liabilities:
  Accounts receivable                                (752,699)          957,886
  Inventory                                           230,349          (142,520)
  Income tax payable/receivable                        59,380                --
  Other  current assets                               (21,843)          (11,317)
  Deferred financing costs                            (28,520)               --
  Other assets                                         (7,499)           (2,990)
  Accounts payable                                     34,748           427,536
  Accrued liabilities                                 240,426           (41,637)
  Accrued warranty and installation expense           136,787           (67,215)
  Customer deposits                                  (355,749)           69,369
                                                  -----------       -----------
      Net cash (used in) provided by
       operating activities                           (89,714)          191,686
                                                  -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Loan to officer                                          --            (7,846)
 Purchase of property, machinery and equipment       (22,903)          (19,569)
                                                  ----------        ----------
      Net cash (used in) investing activities        (22,903)          (27,415)
                                                  ----------        ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings on bank line of credit                    148,750                --
 Repayment of short-term debt                              --          (881,592)
 Borrowings on long-term debt                         950,000                --
 Principal payments on long-term debt                (131,877)          (76,258)
 Payments on capital lease obligations             (1,001,268)               --
 Proceeds from sale of common stock                        --           892,399
                                                  -----------       -----------
      Net cash (used in) financing activities         (34,395)          (65,451)
                                                  -----------       -----------
(DECREASE) INCREASE IN CASH                          (147,012)           98,820

CASH, BEGINNING OF YEAR                               157,078            58,258
                                                  -----------       -----------
CASH, END OF YEAR                                 $    13,315       $   157,078
                                                  ===========       ===========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

ACCORD ADVANCED TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                    1999           1998
                                                  --------       --------
SUPPLEMENTAL CASH FLOW INFORMATION:
     Interest paid                                $113,719       $346,442
                                                  ========       ========
     Income taxes paid                            $     --       $  6,032
                                                  ========       ========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

Debt incurred related to legal settlement                        $330,000
                                                                 ========
Equipment acquired under capital leases           $ 70,497
                                                  ========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

ACCORD ADVANCED TECHNOLOGIES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


1. ORGANIZATION AND BASIS OF PRESENTATION

   Accord  Advanced  Technologies,  Inc.  (the  "Company"),  formally  known  as
   Investment Book Publishing, Inc. ("IBP") was formed in 1996 and was a development stage enterprise and had no significant operations until its acquisition of Accord Semiconductor Equipment Group, Inc. ("Accord SEG") on December 11, 1997. Accord SEG services, reconditions and modifies multi-chamber semiconductor equipment. The Company's customers include many of the major silicon wafer manufacturers in the United States and overseas. Accord SEG became a wholly-owned subsidiary of Accord Advanced Technologies, Inc., by the Company exchanging 9,500,000 shares of its common stock for 100% of the common stock of Accord SEG resulting in the shareholders of Accord SEG owning approximately 95% of Accord Advanced Technologies, Inc. The accompanying financial statements represent the consolidated financial position and results of operations of Accord Advanced Technologies, Inc. and includes the accounts and results of operations of the Company and its wholly owned subsidiary for the years ended December 31, 1999 and December 31, 1998.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Cash includes all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less.

   PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Accord SEG. All significant intercompany accounts and transactions are eliminated.

   INVENTORIES  consist  primarily of used  equipment and wafer chambers and are
   stated  at  the  lower  of  cost   (specific   identification)   or   market.
   Work-in-process is stated at the cost for raw materials and direct labor.

   PROPERTY, MACHINERY AND EQUIPMENT is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets ranging from 3 to 10 years. Depreciation expense is not recorded for equipment acquired but not yet to placed in service.

   REVENUE RECOGNITION - The Company recognizes revenue when the product is shipped and there are no remaining significant obligations on the part of the Company. Costs for installation, warranty and commissions are accrued when the corresponding sales revenues are recognized. Payments from customers prior to shipment are recorded as customer deposits. Revenues for service contracts are recognized ratably over the term of the contracts.

   INCOME TAXES - The Company provides for income taxes based on the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, which among other things, requires that recognition of deferred income taxes be measured by the provisions of enacted tax laws in effect at the date of financial statements.

   FINANCIAL  INSTRUMENTS  - Financial  instruments  consist  primarily of cash, accounts receivable, and obligations under accounts payable, accrued expenses, notes payable and capital lease instruments. The carrying amounts of cash, accounts receivable, accounts payable, accrued expenses and short-term debt approximate fair value because of the short maturity of those instruments. The carrying value of the Company's capital lease arrangements approximates fair value because the instruments were valued at the retail cost of the equipment at the time the Company entered into the arrangements.

   USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. INVENTORIES

   Inventories at December 31 consist of the following:

                                               1999            1998
                                             --------       ----------

          Raw materials                      $299,839       $  290,122
          Work in process                     351,544          591,610
          Finished goods                      175,000          175,000
                                             --------       ----------
            Total  inventory                 $826,383       $1,056,732
                                             ========       ==========

   The Company wrote off approximately $193,000 in inventories in the year ended December 31, 1998 because of uncertainties about the ability of the Company to utilize or liquidate the related items.

4. PROPERTY, MACHINERY AND EQUIPMENT

   Property, machinery and equipment at December 31 consist of the following:

                                                          1999           1998
                                                       ----------     ----------

     Test, research and demonstration equipment        $       --     $1,566,354
     Equipment held for sale                            1,741,058        250,000
     Shop equipment and tools                             138,628        104,900
     Computer hardware and software                       142,561         81,320
     Office furniture and equipment                        25,355         26,628
     Vehicles                                               7,500
                                                                           7,500
     Leasehold improvements                               114,434        114,434
                                                       ----------     ----------
         Total                                          2,169,536      2,151,136

     Less accumulated depreciation and
      amortization                                        208,827        152,834
                                                       ----------     ----------
     Property, machinery and equipment - net           $1,960,709     $1,998,302
                                                       ==========     ==========

   Depreciation expense for the years ended December 31, 1999 and 1998 was $ 55,993 and $58,211, respectively.

   As of December 31, 1998 two assets capitalized under leases totalled approximately $1,816,000, representing the estimated fair value of the assets at the inception date of the leases. Management had intended to use one of the assets, valued at $1,566,000, for a separate product line that has not yet commenced. The other asset was originally valued at $500,000. The Company incurred an impairment loss on this asset for the years ended December 31, 1999 and 1998 of $75,000 and $250,000, respectively. The fair value was estimated on the basis of comparable sales less costs to put the equipment in working condition, discounted for liquidity issues. Both assets have been idle since acquisition. As such, no depreciation has been recognized. The net book value of these assets was $1,641,000 at December 31, 1999. The Company intends to dispose of both assets and is seeking buyers. As discussed in Note 12, in March 1999, the Company entered into an agreement with the lessors to purchase these two pieces of equipment under lease. The obligation under the capital lease was restructured, reduced and refinanced with another financial institution.

5. BANK LINE OF CREDIT

   The Company obtained a $150,000 revolving line of credit with a financial institution in 1999, of which $148,750 was drawn upon at December 31, 1999. Interest is at the prime rate plus 2%. The rate at Deember 31, 1999 was 10.5%. The line of credit expires May 15, 2000.

6. INCOME TAXES

   The Company recognizes deferred income taxes for the differences between financial accounting and tax bases of assets and liabilities. Income taxes for the years ended December 31, consisted of the following:

                                                       1999         1998
                                                    ---------    ---------
     Current tax provision (benefit)
      Before extraordinary item                     $  14,433    $  (6,032)
      Extraordinary item                               51,171           --
                                                    ---------    ---------
                                                    $  65,604    $  (6,032)
                                                    ---------    ---------
     Deferred tax provision (benefit)
      Before extraordinary item                        83,616     (538,048)
      Extraordinary item                              290,313       12,047
                                                    ---------    ---------
              Total deferred provision (benefit)      374,927     (526,001)
                                                    ---------    ---------
      Total income tax provision (benefit)          $ 440,531    $(532,033)
                                                    =========    =========

   Approximately $134,000, $83,000 and $67,000 of the deferred tax asset at December 31, 1999 relates to a contingent liability, equipment book and tax bases differences for accruals and reserves, respectively. Deferred tax assets of $674,000 less a valuation allowance of $134,000 at December 31, 1998 relate primarily to net operating loss carryforwards of $1,356,015 at December 31, 1998 which were fully utilized in 1999.

   The deferred income tax benefit for the year ended December 31, 1999 relates to the utilization of the net operating loss carryforward and the recognition of deferred tax assets for the warranty reserve and the contingency for legal settlement. Deferred income taxes for the year ended December 31, 1998 relate to temporary differences for the net operating loss carryforward, net of the establishment of a valuation allowance of $134,000, and book and tax differences for the impairment loss

   The differences between the statutory and effective tax rates is as follows:

                                               1999                  1998
                                        -----------------     -----------------
     Federal statutory rates            $ 464,122     34%     $(556,169)  (34)%
     State income taxes                   109,205      8%      (130,863)   (8)%
     Utilization of operating loss
      carryforwards                      (133,876)  (13)%
     Valuation allowance for operating
      loss carryforwards                                       134,000      8%
     Other                                    973      1%        20,999      1%
                                        ---------   ----      ---------   ----
          Effective rate                $ 440,531     30%     $(532,033)  (33)%
                                        =========   ====      =========   ====

7. LEASES

   Operating Leases

   The Company leases its facilities under long-term operating lease that expire in 2004. Rent expense under this lease was approximately $114,400 and $97,544 for the years ended December 31, 1999 and 1998. Minimum annual lease payments under this agreement are as follows for years ended December 31:

              2000                                        $102,760
              2001                                         106,120
              2002                                         109,480
              2003                                         112,840
              2004                                         106,260
                                                          --------
                Total minimum lease payments              $537,460
                                                          ========

   CAPITAL LEASES

   Accord SEG entered into two capital leases for equipment in 1996. In March, 1999, the Company purchased the leased assets and was released from all related encumbrances. This transaction resulted in a forgiveness of lease debt of $808,715. The purchase was financed with a 10-year bank loan for $1,000,000 guaranteed by the Small Business Administration and personally guaranteed by the majority stockholder and spouse.

   The Company entered into two capital leases for computer equipment and software in 1999. As of December 31, 1999 assets capitalized under these leases total approximately $70,497. Related depreciation expense and accumulated depreciation was $3,070.

   The following represents principal payments due on these leases:

     Year ended December 31:

          2000                                              $ 28,844
          2001                                                28,844
          2002                                                28,228
                                                            --------
          Total minimum lease payments                        85,916
            Less amount representing interest                (21,687)
                                                            --------
          Present value of minimum lease payments             64,229
                          Current portion                     17,090
                                                            --------
                          Long-term portion                 $ 47,139
                                                            ========

8. NOTES PAYABLE

   Notes payable at December 31 are comprised of the following:

                                                           1999         1998
                                                        ---------     ---------
     Settlement   of   legal   claim.    Legal
     settlement  requires  the  full  award of
     $320,000  to be paid at $10,000 per month
     plus interest at 10% per annum                    $  211,036     $ 308,396

     Note  payable to bank due March 19,  2009
     Original principal  $1,000,000 payable in
     120 monthly payments of $13,065. Interest
     at  prime  plus  2%   collateralized   by
     virtually  all assets of the  Company and
     guaranteed   by   the   Small    Business
     Administration     and    the    majority            965,483            --
     shareholder and spouse                            ----------     ---------
                                                        1,176,519       308,396
         Totals
         Less current portion                            (187,901)     (102,693)
                                                       ----------     ---------
         Long-term portion                             $  988,618     $ 205,703
                                                       ==========     =========

   Principal payments due in years ended December 31:

      2000                                             $  187,901
      2001                                                160,925
      2002                                                 81,104
      2003                                                 89,375
      2004                                                 98,489
      Thereafter                                          558,725
                                                       ----------

      Total                                            $1,176,519
                                                       ==========

9.  EARNINGS PER SHARE

    Net income (loss) per share is calculated using the weighted average number of shares of common stock outstanding during the year. The effect of the extraordinary item on the loss per share was $0.02 per share for the ended December 31, 1999 and less than $0.01 for the year ended December 31, 1998. The following presents the computation of basic and diluted earnings per share from continuing operations:

                                              Income (Loss)                Shares              Per Share
                                         -----------------------   --------------------     --------------
                                            1999         1998         1999         1998     1999      1998
                                            ----         ----         ----         ----     ----      ----
Net Income (Loss)                        $ 924,535   $(1,046,391)
Extraordinary income                      (716,650)      (45,320)
                                         ---------   -----------
Income from continuing operations          207,885    (1,091,711)

BASIC EARNINGS (LOSS) PER SHARE
 Loss available to Common Shareholders   $ 207,885   $(1,091,711)  39,555,912   33,584,038   $  *    $(0.03)

EFFECT OF DILUTIVE SECURITIES
  EMPLOYEE STOCK OPTIONS                                               41,434

DILUTED EARNINGS (LOSS) PER SHARE        $ 207,885   $(1,091,711)  39,597,346   33,584,038   $  *    $(0.03)

----------
* less than $0.01 per share

    The effect of dilutive securities for the year ended December 31, 1999, includes stock options assumed exercised for which the market value exceeds the exercise price less shares which would have been purchased by the Company with the related proceeds. The effect of dilutive securities in the year ended December 31, 1999 is less than $0.01 per share. Excluded from the total earnings per share calculation for the year ended Decemebr 31, 1999 are 110,000 options for which the option exercise price exceeds the market value of the stock. There were no dilutive securities outstanding at December 31, 1998.

10. COMMON STOCK ISSUED AND GRANTED

    The Company periodically issues common stock for services rendered by consultants and for compensation to employees. The value of the stock issued during the year ended December 31, 1999, was valued at fair market value at date of granting. The value of stock that was granted but not issued has been netted in additional paid-in-capital.

11. CONTINGENCIES

    A complaint was filed against the Company in October 1999 by certain debenture holders alleging breach of a Debenture Purchase Agreement (the "agreement"). The plaintiffs have pleaded a three-count action alleging 1) breach of contract, 2) breach based on delisting from the OTC bulletin board, and 3) unjust enrichment. The Complaint seeks damages of approximately $372,000. The Company has denied the allegation and has filed a counterclaim alleging that the plaintiffs intentionally breached the terms of the agreement by taking actions with the intent to drive down the stock price thereby allowing the plaintiffs to acquire additional shares based on the floating conversion price set forth in the agreement. The shares associated with the debenture agreement were issued in 1998. The Company seeks damages in an amount not less than $1,000,000 for the plaintiffs actions.

    The Company has offered to settle this matter, which was refused by the plaintiffs. The Company is preparing for discovery to vigorously defend this case and prosecute its counterclaim. Because of the third party's refusal of the settlement offer, the Company intends to aggressively pursue its counterclaim. The Company, on advice of its counsel, believes that sufficient evidence exists in its favor, and that there is a reasonable probability of success on the counter claim in an amount at least to what is claimed by the third party. Therefore, no accrual has been made regarding this matter.

    The Company has entered into a dispute with a customer whereby the customer has claimed damages of approximately $133,000. The Company disagrees with the claims and intends to vigorously defend its position in regard to this matter. The Company believes that it will be successful in defending this claim.

    In the year ended December 31, 1999, the Company recognized income of approximately $210,000 related to an estimated liability for a customer deposit. The amount is included in other income in the accompanying statement of operations. The liability arose in 1996 on a deposit of equipment made by a customer. Certain credits were made against the deposit on orders made by the customer. There were uncertainties between the Company and the customer relative to the remaining balance of the deposit. The Company conitinues to make sales to that customer and and that customer has made no formal claim for credit on a deposit. It is the Company's position that it has fulfilled all obligations due the customer and has written off the remaing $210,000 deposit balance. The Company and its counsel believe that due to numerous issues involving this matter, the probability of the customer sustaining any claim for that deposit is unlikely.

    On August 19, 1997, Comdisco, Inc. ("Comdisco") filed a complaint with the Court attempting to enforce a Purchase and Remarketing Agreement with the Company. The complaint also attempted to enforce a Sale Agreement for the purchase of certain chambers. The Company filed an Answer and Counterclaim claiming that it paid the amounts due under the agreements. The Company settled the claim in the year ended December 31, 1998 for $320,000 that is to be paid over 32 months (Note 8).

12. EXTRAORDINARY ITEM - DEBT FORGIVENESS INCOME

    In March, 1999, the Company negotiated with certain lessors wherein it purchased the leased assets using proceeds from a refinancing agreement with a third party lender, resulting in debt forgiveness of $808,715 and forgiveness of the related interest accrued of $249,419. The lease buyout was financed with a $1,000,000 bank loan, guaranteed by the Small Business Administration, as disclosed in Note 8.

    For the year ended December 31,1998, an equipment vendor loan was converted from trade accounts payable. The Company settled with the vendor for a $65,000 cash. Debt forgiveness income of $57,367 was recognized in 1998, and is classified as an extraordinary item at $45,320, net of tax.

13. RELATED PARTY TRANSACTIONS

    On March 1, 1998 the Company entered into an agreement with two members of its board of directors to provide assistance in raising debt or equity capital. The fees were 10% of the amounts raised and were payable only upon success. The agreement expired September 1, 1999. In addition, one of these individuals was paid legal fees. Fees paid or accrued to these individuals were $10,000 and $73,000 for the years ended December 31, 1999 and 1998 respectively. Balances due to these individuals were $7,102 and $52,704 at December 31, 1999 and 1998 respectively.

14. CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk are primarily accounts receivable. Approximately 63% of the total accounts receivable balance at December 31, 1999 consists of a receivable from one customer, which was received in full subsequent to December 31, 1999.

15. EMPLOYEE BENEFIT PLAN

    The Company provides benefits through 401(k) and SEP profit sharing plans for all full time employees who have completed six months of service and are at least 21 years of age. Contributions to SEP plan are at the discretion of the Board of Directors. The Company contributes 25% of elective employee contributions up to 6% of the individual's compensation for the 401(k) plan. The Company's expense for plan contributions was $31,302 and $34,500 for years ended December 31, 1999 and 1998, respectively.

16. EMPLOYEE STOCK OPTIONS

    The Company issues stock options from time to time to executives and key employees. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," and continues to account for stock based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation cost has been recognized for the stock options granted. Had compensation cost for the Company's stock options been determined based on the fair value at the grant date for awards in 1999 and 1998, consistent with the provisions of SFAS No. 123, the Company's net income (loss) and income (loss) per share would have been increased to the pro forma amounts indicated below:

                                                     1999            1998
                                                   --------      ------------

        Net income (loss)  - as reported           $720,610      $(1,046,391)
        Net income (loss) - pro forma              $607,827      $(1,101,791)
        Income (loss) per share - as reported      $   0.02      $     (0.03)
        Income (loss) per share - pro forma        $   0.02      $     (0.03)

    Under the provisions of SFAS No. 123, there were 60,000 fully vested options and 55,833 proportionately vested options for the year ended December 31, 1999, used to determine net earnings and earnings per share under a pro forma basis. There were no fully vested options and 20,000 proportionately vested options for the year ended December 31, 1998, used to determine net earnings and earnings per share under a pro forma basis.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for years ended December 31, 1999 and 1998:

                                                      1999          1998
                                                      ----          ----

        Dividend yield                                None          None
        Volatility                                   2.109          2.042
        Risk free interest rate                       6.00%          5.25%
        Expected asset life                         4 years        3 years

    The summary of activity for the Company's stock options at December 31, 1999 and 1998 is presented below:

                                                                Weighted                Weighted
                                                                Average                 Average
                                                                Exercise                Exercise
                                                    1999         Price        1998       Price
                                                    ----         -----        ----       -----
 Options outstanding at beginning of year            60,000      $4.00            0        N/A
 Granted                                            530,000      $0.15       60,000      $4.00
 Exercised                                                0        N/A            0        N/A
 Terminated/Expired                                       0        N/A            0        N/A
 Options outstanding at end of year                 590,000      $0.55       60,000      $4.00
 Options exercisable at end of year                  60,000      $4.00            0        N/A

 Options available for grant at end of year             N/A                     N/A

 Price per share of options outstanding          $0.10-4.00                  $ 4.00

 Weighted average remaining contractual lives     3.5 years                 3 years

 Weighted Average fair value of options
     granted during the year                          $0.10                   $2.77

17. MAJOR CUSTOMERS

    Due to the nature of the Company's business being associated with few but large sales transactions, significant concentrations exist. Approximately 41%, 11% and 11% of the Company's revenues were generated from three different customers in 1999. Approximately 69% and 16% of the Company's revenues were generated from two customers in 1998.


                                   * * * * * *

                       ACCORD ADVANCED TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEET
                            JUNE 30, 2000 (UNAUDITED)

ASSETS

CURRENT ASSETS
  Cash                                                              $    27,644
  Accounts receivable                                                    57,880
  Inventories                                                           483,392
  Deferred income taxes                                                  82,361
  Prepaid expenses and other assets                                      67,057
                                                                    -----------
     Total current assets                                               718,334
                                                                    -----------
PROPERTY, MACHINERY AND EQUIPMENT, net                                1,805,441
DEFERRED INCOME TAXES                                                        --
DEFERRED LOAN COSTS                                                      26,978
DEFERRED INCOME TAXES                                                    82,659
OTHER ASSETS                                                             54,325
                                                                    -----------
TOTAL ASSETS                                                        $ 2,687,737
                                                                    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Bank line of credit                                               $   144,732
  Accounts payable                                                      623,679
  Accrued liabilities                                                   315,205
  Accrued warranty and installation expense                             120,713
  Income taxes payable                                                   62,198
  Customer deposits                                                      57,500
  Legal settlements payable-current portion                             400,000
  Capital lease obligations - current portion                            25,517
  Note payable - current portion                                        201,562
                                                                    -----------
     Total current liabilites                                         1,951,106
                                                                    -----------

CAPITAL LEASE OBLIGATIONS - long-term portion                            51,588
NOTE PAYABLE - long-term portion                                      1,156,683
LEGAL SETTLEMENTS PAYABLE - LONG TERM PORTION                           100,000
                                                                    -----------
     Total liabilities                                                3,259,377
                                                                    -----------
STOCKHOLDERS' EQUITY:
  Preferred stock, $.0001 par value, 3,000,000
    shares authorized, none issued                                           --
  Common stock, $.0001 par value, 47,000,000 share
    authorized, 39,568,638, issued and outstanding                        3,957
  Paid in capital                                                     1,215,973
  Retained earnings                                                  (1,791,570)
                                                                    -----------
     Total stockholders' equity                                        (571,640)
                                                                    -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $ 2,687,737
                                                                    ===========

                       ACCORD ADVANCED TECHNOLOGIES, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                 Six Months Ended June 30,      Three Months Ended June 30,
                                               ----------------------------    ----------------------------
                                                   2000            1999            2000           1999
                                               ------------    ------------    ------------    ------------
SALES                                          $  1,812,638    $  1,908,044    $    259,500    $    902,284
COST OF SALES                                     1,145,338       1,057,074         207,799         402,651
                                               ------------    ------------    ------------    ------------
  Gross profit                                      667,300         850,970          51,701         499,633
                                               ------------    ------------    ------------    ------------
OTHER (INCOME) AND EXPENSES
  General and administrative expense                992,513         504,562         517,562         235,170
  Selling and marketing expense                     177,461         351,156          66,097         180,202
  Interest expense                                  340,779          30,672         308,598         (10,872)
  Impairment Loss                                   287,100              --         287,100              --
  Loss on Legal Settlements                         500,000              --         500,000              --
  Other (income) expense                             25,328          (7,487)         34,147          (6,992)
                                               ------------    ------------    ------------    ------------
     Total other expense                          2,323,181         878,903       1,713,504         397,508
                                               ------------    ------------    ------------    ------------
 INCOME (LOSS) BEFORE INCOME TAXES
   AND EXTRAORDINARY ITEM                        (1,655,881)        (27,933)     (1,661,803)        102,125

INCOME TAX BENEFIT (PROVISION)                           --          11,820              --         (39,194)
                                               ------------    ------------    ------------    ------------
NET (LOSS) INCOME BEFORE EXTRAORDINARY ITEM      (1,655,881)        (16,113)     (1,661,803)         62,931

EXTRAORDINARY ITEM - DEBT FORGIVENESS INCOME
  (net of income taxes of $341,484)                      --         716,650              --              --
                                               ------------    ------------    ------------    ------------
NET INCOME (LOSS)                              $ (1,655,881)   $    700,537    $ (1,661,803)   $     62,931
                                               ============    ============    ============    ============
NET (LOSS) INCOME PER COMMON SHARE
  Basic:
    Before extraordinary item                  $      (0.04)   $          *    $      (0.04)   $          *
    Extraordinary item                                   --            0.02              --               *
                                               ------------    ------------    ------------    ------------
     Total                                     $      (0.04)   $       0.02    $      (0.04)   $          *
                                               ============    ============    ============    ============
  Diluted:
    Before extraordinary item                  $      (0.04)   $          *    $      (0.04)   $          *
    Extraordinary item                                   --            0.02              --               *
                                               ------------    ------------    ------------    ------------
     Total                                     $      (0.04)   $       0.02    $      (0.04)   $          *
                                               ============    ============    ============    ============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
  Basic                                          39,568,638      39,548,638      39,568,638      39,548,638
                                               ============    ============    ============    ============
  Diluted                                        39,568,638      39,600,592      39,568,638      39,600,592
                                               ============    ============    ============    ============

* less than $0.01

                       ACCORD ADVANCED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE SIX MONTHS ENDED JUNE 30,

                                                                      2000               1999
                                                                  -----------        -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Income (Loss)                                               $(1,655,881)           700,537
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                                       37,732             29,999
    Amortization of discount on convertible debenture                 250,000                  0
    Deferred income taxes                                              (2,951)           329,614
    Forgiveness of Long Term Debt                                          --         (1,058,134)
    Impairment losses                                                 287,100                  0
  Changes in assets and liabilities:
    Accounts receivable                                               701,166           (180,976)
    Inventory                                                         207,990           (491,853)
    Prepaid expenses and other assets                                 (23,080)            (6,489)
    Deferred financing costs and other noncurrent assets               (9,100)           (19,035)
    Accounts payable                                                  (50,210)          (233,739)
    Accrued liabilities                                               (12,881)            18,020
    Income taxes payable                                                8,850                 --
    Accrued warranty and installation expense                         (16,074)           181,730
    Legal settlements payable                                         500,000                 --
    Customer deposits                                                (364,353)         1,293,288
                                                                  -----------        -----------
          Net cash provided by operating activities                  (141,692)           562,962
                                                                  -----------        -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property, machinery and equipment                       (10,428)              (293)
                                                                  -----------        -----------
          Net cash (used in) provided by investing activities         (10,428)              (293)
                                                                  -----------        -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings on long-term debt                                             --            965,000
  Borrowings on convertible debenture                                 250,000                 --
  Principal payments on capital lease obligations                     (11,259)          (995,000)
  Principal payments on line of credit                                 (4,018)                --
  Principal payments on long-term debt                                (68,274)           (24,485)
                                                                  -----------        -----------
          Net cash (used in) provided by financing activities         166,449            (54,485)
                                                                  -----------        -----------
INCREASE IN CASH                                                       14,329            508,184

CASH, BEGINNING OF PERIOD                                              13,315            157,078
                                                                  -----------        -----------
CASH, END OF PERIOD                                               $    27,644        $   665,262
                                                                  ===========        ===========
SUPPLEMENTAL INFORMATION:
    Computer equipment purchased through capital lease            $    24,135                 --
                                                                  ===========        ===========
    Interest Paid                                                 $    82,339                 --
                                                                  ===========        ===========

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR
                 THE SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)


     The accompanying financial statements have been prepared in accordance with Form 10-QSB instructions and in the opinion of management contain all adjustments (consisting of only normal and recurring accruals) necessary to present fairly the financial position as of June 30, 2000, the results of operations for the six months ended June 30, 2000 and 1999 and cash flows for the six months ended June 30, 2000 and 1999. These results have been determined on the basis of generally accepted accounting principles and practices applied consistently with those used in the preparation of the Company's 1999 audited consolidated financial statements included in this registration statement.

     Certain information and footnote disclosure normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted for the six month period ending June 30, 2000. It is suggested that the interim financial statements for the quarter endin June 30, 2000, be read in conjunction with the audited financial statements and notes thereto for the years ended December 31, 1999 and 1998 included in this registration statement.

======================================    ======================================

RELIANCE   SHOULD   ONLY   BE  ON  THE
INFORMATION    CONTAINED    IN    THIS
REGISTRATION  STATEMENT OR TO WHICH WE
HAVE REFERRED YOU. THE COMPANY HAS NOT      ACCORD ADVANCED TECHNOLOGIES, INC.
AUTHORIZED  ANYONE TO PROVIDE YOU WITH
INFORMATION  OTHER THEN  CONTAINED  IN
THIS  DOCUMENT.  THIS  DOCUMENT MAY BE              11,739,131 SHARES
USED  ONLY  WHEN IT IS  LEGAL  TO SELL
THESE   SECURITIES.   THE  INFORMATION                 COMMON STOCK
CONTAINED IN THIS DOCUMENT MAY ONLY BE
ACCURATE ON THE DATE OF THE DOCUMENT.

           TABLE OF CONTENTS

                                   Page
                                   ----
Risk Factors                         2
Forward-Looking Statements           4
Use of Proceeds                      4
Dividend Policy                      4
Selling Security Holders             4
Plan of Distribution                 5                 ----------
Legal Proceedings                    5
Directors, Officers and Significant                    PROSPECTUS
 Employees                           6
Description of Convertible                             ----------
 Debentures                          7
Experts                              8
Certain Relationships and Related
 Transactions                        8
Description of Business              9
Management's Description and
 Analysis of Financial Condition
 and Results of Operations          11
Description of Property             14
Description of Securities           14
Executive Compensation              15
Transfer Agent and Registrar        15
Changes and Disagreements with
 Accountants on Accounting and
 Financial Matters                  16
More Information on the Company     16             ______________, 2000
Index to Financial Statements       17

======================================    ======================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to the Nevada Revised Statutes sec. 78.751, a Nevada Corporation has the power to indemnify its Directors, Officers, Employees and Agents. Pursuant to section 12 of the issuers Articles of Incorporation, the Company shall indemnify its Officers, Directors, Employees and Agents. Section IX of the issuer's Bylaws specifically sets forth the Indemnification of those above stated. Pursuant to the above the Directors and Officers liability is affected. The Articles and Bylaws are by reference incorporated herein.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following set forth the estimated expenses in connection with this offering as described in this Registration Statement.

     Sec Registration Fee                                            $702.00
     Printing Fees                                                         *
     Legal Fees and Expenses                                               *
     Accounting Fees and Expenses                                          *
     Blue Sky Fees                                                         *
     Miscellaneous                                                         *
                                                                     -------
                  Total                                              $702.00
                                                                     =======

----------
* To be provided by amendment

All of the above expenses will be paid by the Registrant

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         The Company has sold the following securities, which were not registered during the past three years.

Date                         Name                  Number of Shares       Consideration
----                         ----                  ----------------       -------------
October 31, 1997         Tantayl Inv. Grp             1,250,000             $ 37,500
October 1,1998           Tantayl Inv. Grp.               63,636             $175,000
October 9, 1998          Nismic Sales Corp.             250,000             $250,000
November 22, 1998 (1)    Gem Management Ltd.          1,220,000             $380,000
November 22, 1998 (2)    Gem Management Ltd             200,000             $  2,000
November 22,1998 (3)     Turbo International, Inc.      160,000             $ 50,000
November 22,1998 (4)     Successways Holding Ltd        320,000             $100,000

     All of the above securities were issued pursuant to Rule 504 of Regulation D promulgated under the Securities Act. All Form Ds and amendments are incorporated by reference.

     The transactions noted as (1), (3) and (4) constitute a convertible debenture and the shares were issued in support thereof. The entire Convertible Debenture Purchase Agreement with the Escrow Agreement more fully set forth the terms and conditions and are incorporated by reference.

     The transaction noted as (2) constitutes a Warrant to Purchase Common Stock of the issuer in favor of Gem Management Ltd. The warrant was exercised and the underlying shares were issued pursuant to Rule 504 of Regulation D promulgated under the Securities Act. A copy of the Warrant more fully sets forth the terms and is incorporated .

     The Company also issued 300,000 common shares each (restricted pursuant to R 144) for the benefit of two Directors in lieu of consulting fees. The cumulative value was $18,000. The Company also issued 600,000 shares of common stock (restricted pursuant to R 144) as finders/consulting fees as previously agreed before the merger to Chase Investments. The value of said transaction was $18,000.

     There have been no underwriting undertaken by the Company.

ITEM 27. EXHIBITS

      Exhibit
      Number                            Description
      ------                            -----------

        2 Agreement for Exchange of Stock and Plan of Reorganization incorporated by reference to the Form 10-SB filed August 30, 1999.

        3       Articles  of  Incorporation  with  Amendments   incorporated  by
                reference to the Form 10-SB filed August 30, 1999.

        3.1 By-Laws of the corporation incorporated by reference to the Form 10-SB filed August 30, 1999.

        4.1 Long term loan Union Bank (SBA) incorporated by reference to the Form 10-SB filed August 30, 1999.

        4.2 Secured Convertible Debenture Purchase Agreement dated as of June 22, 2000 between the investors named therein and the registrant incorporated by reference to the Form 10-QSB filed on September 15, 2000.

        4.3 12% Convertible Debenture due June 30, 2001 by the Registrant and in favor of New Millenium Capital Partners II, LLC registrant incorporated by reference to the Form 10-QSB filed on September 15, 2000.

        4.4 12% Convertible Debenture due June 30, 2001 by the Registrant and in favor of AJW Partners, LLC incorporated by reference to the Form 10-QSB filed on September 15, 2000.

        4.5 Stock Purchase Warrant dated June 22, 2000 issued by the registrant to New Millenium Capital Partners II, LLC incorporated by reference to the Form 10-QSB filed on September 15, 2000.

        4.6 Stock Purchase Warrant dated June 22, 2000 issued by the registrant to AJW Partners, LLC incorporated by reference to the Form 10-QSB filed on September 15, 2000.

        4.7 Registration Rights Agreement dated as of June 22, 2000 between the Registrant and the investors incorporated by reference to the Form 10-QSB filed on September 15, 2000.

        4.8 First Amendment to the Secured Convertible Debenture Purchase Agreement dated as of July 14, 2000 between the investors named therein and the registrant incorporated by reference to the Form 10-QSB filed on September 15, 2000.

        4.9 12% Convertible Debenture due June 30, 2001 by the Registrant and in favor of New Millenium Capital Partners II, LLC filed with Form 10-QSB on September 15, 2000 and incorporated by reference.

        4.10 12% Convertible Debenture due June 30, 2001 by the Registrant and in favor of AJW Partners, LLC incorporated by reference to the Form 10-QSB filed on September 15, 2000.

        4.11 Stock Purchase Warrant dated July 17, 2000 issued by the registrant to New Millenium Capital Partners II, LLC incorporated by reference to the Form 10-QSB filed on September 15, 2000.

        4.12 Stock Purchase Warrant dated July 17, 2000 issued by the registrant to AJW Partners, LLC incorporated by reference to the Form 10-QSB filed on September 15, 2000.

        5.1     Opinion of Robson Ferber Frost Chan & Essner, LLP*

        10.1 Subscription Agreements for the Sale of Stock incorporated by reference to the Form 10-SB filed August 30, 1999.

        10.2 Contract Between Two Directors and the Issuer incorporated by reference to the Form 10-SB filed August 30, 1999.

        10.3 Lease on premises of Issuer incorporated by reference to the Form 10-SB filed August 30, 1999.

        10.4    Convertible   Debenture  Purchase   Agreement   incorporated  by
                reference to the Form 10-SB filed August 30, 1999.

        10.5 Convertible Debenture incorporated by reference to the Form 10-SB filed August 30, 1999.

        10.6 Escrow Agreement incorporated by reference to the Form 10-SB filed August 30, 1999.

        10.7 Warrant to Purchase Common Stock incorporated by reference to the Form 10-SB filed August 30, 1999.

        10.8    Computation   per  share   earnings  in   financial   statements
                incorporated by reference to the Form 10-QSB filed on September 15, 2000.

        13      The 10-QSB filed on November 15, 1999

        21      Subsidiary is Accord SEG and is Incorporated in Arizona

        23.1 Consent of King Webber and Associates, independent certified public accountants as incorporated by reference to the Form 10-KSB filed on March 31, 2000.

        23.2    Consent of Robson Ferber Frost Chan & Essner,  LLP.  Included in
                Exhibit 5.1.

        27 Financial Data Schedule incorporated by reference to the Form 10-QSB filed on September 15, 2000.
----------
* Filed herewith

ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

          (i) include any prospectus required by Section 10(a0 (3) of the Securities Act of 1933 (the Securities Act)

          (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

          (iii) include any additional or changed material information on the plan of distribution.

     (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

     In so far as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding)is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedence, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tempe State of Arizona on 25th of September 2000.

                                         Accord Advanced Technologies, Inc.

                                         By: /s/ Travis Wilson
                                            ------------------------------------
                                         Travis Wilson, Director and President

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints Travis Wilson and Carl P. Ranno and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated


By: /s/ Carl P. Ranno                                  Date September 25, 2000
    ------------------------------------
    Carl P. Ranno Director and Secretary


By: /s/ Rochelle Witharana                             Date September 25, 2000
    ------------------------------------
    Rochelle Witharana Controller